UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 9, 2010 (March 8, 2010)
EAGLE ROCK ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	001-33016	68-0629883

(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)
1415 Louisiana Street, Suite 2700
Houston, Texas 77060
(Address of principal executive offices, including zip code)
(281) 408-1200
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On March 8, 2010, Eagle Rock Energy Partners, L.P. (the “Partnership”) entered into a Second Amendment to its Credit Agreement, dated as of December 13, 2007, with Wachovia Bank, N.A., Bank of America, N.A., HSH NordBank AG, New York Branch, The Royal Bank of Scotland, PLC, BNP Paribas and the other lenders party thereto (which the Partnership refers to as its “credit agreement” and the facility it governs as its “revolving credit facility.” We refer to this amendment as the “Credit Facility Amendment”).
     Prior to execution of the Credit Facility Amendment, the Partnership concluded that it would require a waiver from its lender group in order to exercise the option (the “GP acquisition option) to acquire all of the issued and outstanding limited liability company interests of Eagle Rock Energy G&P, LLC and limited partner interests of our general partner without triggering a “Change in Control” event and potential event of default under the Credit Agreement. The Credit Facility Amendment, however, modifies the definition of “change in control” in such a way that exercise of the GP acquisition option by the Partnership would not trigger a “change in control” event and potential default provided the Partnership receives unitholder approval of the recapitalization and related transactions prior to July 31, 2010. The Credit Facility Amendment will take effect upon the Partnership’s providing written notice to its lender group that the required unitholder approvals have been obtained prior to July 31, 2010 (which the Partnership anticipates will be immediately effective after it obtains the required unitholder approvals of the proposals).
     In addition to modifying the definition of “change in control,” the Credit Facility Amendment also:
•	Reduces the maximum permitted Senior Secured Leverage Ratio (as such term is defined in the Credit Agreement) from 4.25 to 1.0 under the current credit agreement to 3.75 to 1.0 (and from 4.75 to 1.0 to 4.25 to 1.0 for specified periods following certain permitted acquisitions);
•	Obligates the Partnership to use $100 million of the proceeds from the sale of all of its fee mineral and royalty interests business and its equity investment in Ivory Working Interests, L.P. (the “Minerals Business Sale”) to make a mandatory prepayment towards outstanding borrowings under the revolving credit facility; and
•	Reduces, upon such mandatory prepayment, the total commitments under the revolving credit facility by the $100 million amount of such mandatory prepayment to $871 million. However, the Partnership’s availability under the revolving credit facility (which is currently less than $871 million) is not currently impacted, because it is calculated based on outstanding debt and compliance with financial covenants.
     The Credit Facility Amendment further clarifies that the proceeds from the Minerals Business Sale in excess of $100 million may be used to immediately reduce debt but will not result in a mandatory prepayment unless such proceeds are not reinvested in Property (as defined in the credit agreement) within the 270-day post-closing period provided in the Credit Agreement.
     The foregoing description of the Credit Facility Amendment is a general description only and is qualified in its entirety by reference to the Credit Facility Amendment, a copy of which is attached hereto as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth above in Item 1.01 regarding the Credit Facility Amendment is hereby incorporated into this Item 2.03 by reference.

Item 7.01	Regulation FD Disclosure.
     On March 9, 2010, the Partnership issued a press release announcing that it had entered into the Credit Facility Amendment, as described above in Item 1.01. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report.

     In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the attached exhibit are deemed to be furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Credit Facility Amendment, dated as of March 8, 2010, by and among Eagle Rock Energy Partners, L.P., as borrower, Wachovia Bank, N.A., Bank of America, N.A., HSH NordBank AG, New York Branch, The Royal Bank of Scotland, PLC, BNP Paribas and the other lenders party thereto, and the Guarantors thereto.

99.1	Press Release of Eagle Rock Energy Partners, L.P. dated March 9, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAGLE ROCK ENERGY PARTNERS, L.P.
	By:	Eagle Rock Energy GP, L.P.,
its general partner

	By:	Eagle Rock Energy G&P, LLC,
its general partner

Date: March 9, 2010	By:	/s/ Charles C. Boettcher
Charles C. Boettcher
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
10.1	Credit Facility Amendment, dated as of March 8, 2010, by and among Eagle Rock Energy Partners, L.P., as borrower, Wachovia Bank, N.A., Bank of America, N.A., HSH NordBank AG, New York Branch, The Royal Bank of Scotland, PLC, BNP Paribas and the other lenders party thereto, and the Guarantors thereto.

99.1	Press Release of Eagle Rock Energy Partners, L.P. dated March 9, 2010.

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